UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – December 5, 2012

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Intermediate Holding Company LLC

(Exact name of registrant as specified in its charter)

Delaware	1-34544	26-1191638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On December 5, 2012, Energy Future Intermediate Holding Company LLC (“EFIH”), a wholly-owned subsidiary of Energy Future Holdings Corp. (“EFH Corp.”), and EFIH Finance Inc. (“EFIH Finance” and, collectively with EFIH, the “Issuer”), a direct, wholly-owned subsidiary of EFIH, completed a private debt exchange transaction (the “Exchange”) pursuant to an Exchange Agreement (the “Exchange Agreement”) among the Issuer and certain funds and accounts managed by institutional investors (collectively, the “Exchange Holders”). Pursuant to the Exchange Agreement, the Issuer issued approximately $1.145 billion aggregate principal amount of its 11.25%/12.25% Senior Toggle Notes due 2018 (the “New Notes”) in exchange for the surrender by the Exchange Holders of approximately $234 million aggregate principal amount of 5.55% Series P Senior Notes due November 15, 2014 of EFH Corp. (the “Series P Notes”), approximately $510 million aggregate principal amount of 6.50% Series Q Senior Notes due November 15, 2024 of EFH Corp. (the “Series Q Notes”), approximately $453 million aggregate principal amount of 6.55% Series R Senior Notes due November 15, 2034 of EFH Corp. (the “Series R Notes”), approximately $94 million aggregate principal amount of 10.875% Senior Notes due 2017 of EFH Corp. (the “2017 Senior Notes”) and approximately $313 million aggregate principal amount of 11.250%/12.000% Senior Toggle Notes due 2017 of EFH Corp. (the “2017 Toggle Notes” and, together with the Series P Notes, the Series Q Notes, the Series R Notes and the 2017 Senior Notes, the “Old Notes”), including any accrued but unpaid interest on the Old Notes. The Old Notes have been deposited in a custody account of EFIH and remain outstanding.

Item 1.01. Entry into a Material Definitive Agreement.

Indenture

On December 5, 2012, the Issuer entered into an indenture (the “Indenture”) among the Issuer and The Bank of New York Mellon Trust Company, N.A. (“BNYM”), as trustee. Pursuant to the Indenture, the Issuer issued $1.145 billion aggregate principal amount of New Notes. The New Notes will mature on December 1, 2018. Interest on the New Notes is payable semiannually in arrears on June 1 and December 1, beginning on June 1, 2013. Until June 1, 2016, the Issuer may elect to pay interest on the New Notes (i) entirely in cash; (ii) by increasing the principal amount of the New Notes or by issuing additional New Notes (“PIK interest”); or (iii) 50% in cash and 50% in PIK interest. Interest on the New Notes is payable at a fixed rate of 11.25% per annum for cash interest and at a fixed rate of 12.25% per annum for PIK interest. The interest payment due on June 1, 2013 will be paid 100% in PIK interest.

The New Notes are senior unsecured obligations of the Issuer and rank equally in right of payment with all other senior indebtedness of the Issuer. The New Notes will be effectively subordinated to indebtedness of the Issuer that is secured by assets of the Issuer, to the extent of the value of the assets securing such indebtedness. Furthermore, the New Notes will be structurally subordinated to all indebtedness and other liabilities of EFIH’s subsidiaries (other than EFIH Finance), including Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and its subsidiaries, any of EFIH’s future foreign subsidiaries and any other unrestricted subsidiaries and senior in right of payment to any future subordinated indebtedness of the Issuer.

The New Notes and the Indenture restrict the Issuer’s and EFIH’s restricted subsidiaries’ ability to, among other things, make restricted payments, incur debt and issue preferred stock, incur liens, permit dividend and other payment restrictions on restricted subsidiaries, merge, consolidate or sell assets and engage in transactions with affiliates. These covenants are subject to a number of important limitations and exceptions. The New Notes and the Indenture also contain customary events of default, including, among others, failure to pay principal or interest on the New Notes when due. If an event of default occurs under the New Notes and the Indenture, the trustee or the holders of at least 30% in principal amount outstanding of the New Notes may declare the principal amount on the New Notes to be due and payable immediately. There will initially be no restricted subsidiaries under the Indenture (other than EFIH Finance, which has no assets). Oncor Holdings, the immediate parent of Oncor Electric Delivery Company LLC (“Oncor”), and its subsidiaries will be unrestricted subsidiaries under the Indenture and, accordingly, will not be subject to any of the restrictive covenants in the Indenture.

The Issuer may redeem the New Notes, in whole or in part, at any time on or after December 1, 2014, at specified redemption prices, plus accrued and unpaid interest, if any. In addition, before December 1, 2014, the Issuer may redeem up to 35% of the aggregate principal amount of the New Notes from time to time at a redemption price of 111.25% of the aggregate principal amount of the New Notes, plus accrued and unpaid interest, if any, with the net cash proceeds of certain equity offerings. The Issuer may also redeem the New Notes at any time prior to December 1, 2014 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. Upon the occurrence of a change in control, the Issuer must offer to repurchase the New Notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

The New Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The above description of the Indenture is qualified in its entirety by reference to the Indenture.

Registration Rights Agreement

On December 5, 2012, the Issuer also entered into a registration rights agreement (the “Registration Rights Agreement”) among the Issuer and the Exchange Holders. Pursuant to the Registration Rights Agreement, the Issuer has agreed to register with the U.S. Securities and Exchange Commission notes having substantially identical terms as the New Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange such registered notes for the New Notes and to complete such exchange offer no later than 365 days after December 5, 2012. The Issuer has also agreed to file a “shelf” registration statement under certain circumstances to cover resales of the New Notes. If such obligations are not satisfied (a “Registration Default”), the annual interest rate on the New Notes will increase by 25 basis points for the first 90-day period during which a Registration Default continues, and thereafter the annual interest rate on the Additional Notes will increase by 50 basis points over the original interest rate for the remaining period during which the Registration Default continues. If the Registration Default is corrected, the interest rate on the Additional Notes will revert to the original level.

A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The above description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement.

Series Q Supplemental Indenture

Prior to the Exchange, certain of the Exchange Holders who held a majority of the outstanding aggregate principal amount of the Series Q Notes gave their consent to certain amendments to the Indenture (For Unsecured Debt Securities Series Q), dated as of November 1, 2004, between EFH Corp. and BNYM, and related documents (collectively, the “Series Q Indenture”). The Series Q Indenture governs the Series Q Notes. As a result of the consent, EFH Corp. and BNYM, as trustee under the Series Q Indenture, entered into a Supplemental Indenture, dated as of December 5, 2012 (the “Series Q Supplemental Indenture”), that amended and supplemented the Series Q Indenture. The amendments to the Series Q Indenture, among other things, modify or eliminate substantially all of the restrictive covenants contained in the Series Q Indenture, modify or eliminate certain events of default, modify covenants regarding mergers and consolidations and modify or eliminate certain other provisions of the Series Q Indenture, including the limitation on the incurrence of secured indebtedness. A copy of the Series Q Supplemental Indenture is being filed as Exhibit 4.3 to this Form 8-K. The above description of the Series Q Supplemental Indenture is qualified in its entirety by reference to the Series Q Supplemental Indenture.

Series R Supplemental Indenture

Prior to the Exchange, certain of the Exchange Holders who held a majority of the outstanding aggregate principal amount of the Series R Notes gave their consent to certain amendments to the Indenture (For Unsecured Debt Securities Series R), dated as of November 1, 2004, between EFH Corp. and BNYM, and related documents (collectively, the “Series R Indenture”). The Series R Indenture governs the Series R Notes. As a result of the consent, EFH Corp and BNYM, as trustee under the Series R Indenture, entered into a Supplemental Indenture, dated as of December 5, 2012 (the “Series R Supplemental Indenture”), that amended and supplemented the Series R Indenture. The amendments to the Series R Indenture, among other things, modify or eliminate substantially all of the restrictive covenants contained in the Series R Indenture, modify or eliminate certain events of default, modify covenants regarding mergers and consolidations and modify or eliminate certain other provisions of the Series R

Indenture, including the limitation on the incurrence of secured indebtedness. A copy of the Series R Supplemental Indenture is being filed as Exhibit 4.4 to this Form 8-K. The above description of the Series R Supplemental Indenture is qualified in its entirety by reference to the Series R Supplemental Indenture.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information relating to the Indenture and the New Notes set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 8.01. Other Events.

The information regarding the Exchange set forth under “Introductory Note” in this Current Report on Form 8-K is incorporated by reference in this Item 8.01.

At December 5, 2012, after taking into account the Exchange, EFH Corp. and its subsidiaries (excluding Oncor Holdings and Oncor and its subsidiary) are permitted under their applicable debt agreements to issue additional senior secured debt (in each case, subject to certain exceptions and conditions set forth in their applicable debt documents) as follows:

•

EFH Corp. and EFIH collectively are permitted to issue up to $250 million of additional aggregate principal amount of debt secured by EFIH’s equity interest in Oncor Holdings on a second-priority basis;

•

Texas Competitive Electric Holdings Company LLC, an indirect wholly-owned subsidiary of EFH Corp. (“TCEH”), is permitted to issue approximately $1.5 billion of additional aggregate principal amount of debt secured by substantially all of the assets of TCEH and certain of its subsidiaries (of which $750 million can be on a first-priority basis and the remainder on a second-priority basis), and

•	TCEH is permitted to issue an unlimited amount of additional first-priority debt in order to refinance the first-priority debt outstanding under its senior secured credit facilities.

In addition, at December 5, 2012, after taking into account the Exchange, EFIH is permitted under its applicable debt agreements to issue up to $400 million of additional aggregate principal amount of senior unsecured debt (subject to certain exceptions and conditions set forth in its applicable debt documents). Such unsecured debt may be incurred for, among other things, exchanges of EFH Corp. unsecured debt.

These amounts are estimates based on EFH Corp. and its applicable subsidiaries’ current interpretation of the covenants set forth in their debt agreements and do not take into account exceptions in the debt agreements that may allow for the incurrence of additional secured or unsecured debt, including, but not limited to, acquisition debt, refinancing debt, capital leases and hedging obligations. Moreover, such amounts could change from time to time as a result of, among other things, the termination of any debt agreement (or specific terms therein) or amendments to the debt agreements that result from negotiations with new or existing lenders. In addition, covenants included in agreements governing additional future debt may impose greater restrictions on EFH Corp. and its applicable subsidiaries’ incurrence of secured or unsecured debt. Consequently, the actual amount of senior secured or unsecured debt that EFH Corp. and its applicable subsidiaries are permitted to incur under their debt agreements could be materially different than the amounts provided above.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy the New Notes.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of December 5, 2012, among the Issuer and BNYM, as trustee, relating to the 11.25%/12.25% Senior Toggle Notes due 2018.

4.2	Registration Rights Agreement, dated as of December 5, 2012, among the Issuer and the Exchange Holders.

4.3	Supplemental Indenture, dated as of December 5, 2012, between EFH Corp. and BNYM, as trustee, relating to the Series Q Notes

4.4	Supplemental Indenture, dated as of December 5, 2012, between EFH Corp. and BNYM, as trustee, relating to the Series R Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

Dated: December 5, 2012